Exhibit 10.2

August 21, 2006

NAME

Street

City    State    Zip

Re:	WESTLAKE CHEMICAL CORPORATION

NONQUALIFIED STOCK OPTION AWARD

Dear XXXXX:

Westlake Chemical Corporation (the ”Company”) is pleased to notify you that you have been granted a nonqualified stock option (“Option”), effective August 21, 2006 (the “Award Date”), to purchase 1,345 shares of common stock of the Company (“Common Stock”) in accordance with the Westlake Chemical Corporation 2004 Omnibus Incentive Plan (the “Plan”). Your award is more fully described in the attached Appendix A, Terms and Conditions of Director Stock Option Award.

The price at which you may purchase the shares of Common Stock covered by the Option is $30.07 (the “Grant Price”). Unless otherwise provided in the attached Appendix A, your Option will expire on the tenth anniversary of the Award Date (the “Expiration Date”), and will become exercisable in installments as follows (the “Schedule”):

1. Period Beginning	2. Per Cent of Shares Purchasable
August 21, 2007 August 21, 2008 August 31, 2009 August 21, 2010	25 25 25 25	% % % %

Unless otherwise provided in the attached Appendix A, you must be in continuous service as a Director (as defined in the Plan) with the Company from the Award Date through each date on which your Option becomes exercisable in order for your Option to become exercisable on such date. Fractional shares will be rounded for purposes of vesting in accordance with Plan policy.

Your award is subject to the terms and conditions set forth in the Plan and in the Prospectus for the Plan, both of which have been previously provided to you. Your award is also subject to any additional terms and conditions set forth in the attached Appendix A and any rules and regulations adopted by the Plan’s Administrator (as defined in the Plan). In conjunction with this award we are also required to provide you with the most current relevant SEC filings by the Company; therefore, we refer you to the SEC Filings section of our web page, www.westlakechemical.com.

Nonqualified Stock Option Award

August 21, 2006

This award letter and the attachment contain the formal terms and conditions of your award and accordingly should be retained in your files for future reference. If you have any questions regarding this award, you may contact Mr. David Hansen, Sr. Vice President, Administration at 713-960-9111.

Very truly yours,

Albert Chao

President & Chief Executive Officer

Enclosure

Appendix A

to Award Letter

dated

August 21, 2006

Terms and Conditions of

Director Stock Option Award

The nonqualified stock option (the “Option”) granted to you by Westlake Chemical Corporation (the ”Company”) to purchase common stock of the Company (“Common Stock”) is subject to the terms and conditions set forth in the Westlake Chemical Corporation 2004 Omnibus Incentive Plan (the “Plan”), any rules and regulations adopted by the Administrator (as defined in the Plan), and any additional terms and conditions set forth in this Appendix A which forms a part of the attached award letter to you (the “Award Letter”). Any terms used in this Appendix A and not defined in the Award Letter or this Appendix A have the meanings set forth in the Plan. In the event there is an inconsistency between the terms of the Plan and this Appendix A, the terms of the Plan will control.

1.	Grant Price

You may purchase the shares of Common Stock covered by the Option for the Grant Price stated in your Award Letter.

2.	Term of Option

Your Option expires on the Expiration Date stated in your Award Letter. However, your Option will terminate prior to the Expiration Date as provided in Paragraph 6 of this Appendix A upon the occurrence of one of the events described in that paragraph. Regardless of the provisions of Paragraph 6, in no event can your Option be exercised after the Expiration Date.

3.	Earn-out of Option

(a)	Unless it becomes vested and exercisable on an earlier date as provided in Paragraph 6 below, your Option will become vested and exercisable in cumulative installments as set forth in the Schedule in your Award Letter.

(b)	To the extent your Option has become vested and exercisable, you may exercise the Option as to all or any part of the shares covered by the Option, at any time on or before the date the Option expires or terminates, subject to any limitations imposed by law or by Company policy regarding transactions in Common Stock.

4.	Exercise of Option

Subject to the limitations set forth in this Appendix A and in the Plan, your Option may be exercised from time to time, in accordance with its terms, by written notice signed and delivered by you or another person entitled to exercise the Option to the General Counsel of the Company at its principal executive office in Houston, Texas, or as it may hereafter be located, as set forth below. Such written notice shall (a) state the number of shares of Common Stock with respect to which your Option is being exercised and (b) be accompanied by a wire transfer, cashier’s check, cash, money order or other form of payment deemed acceptable by the Administrator or its designee and made payable to Westlake Chemical Corporation in the full amount of the Grant Price for any shares of Common Stock being acquired and any appropriate withholding taxes (as provided in Paragraph 7 of this Appendix A), or by other consideration in the form and manner approved by the Administrator or its designee pursuant to Paragraphs 5 and 7 of this Appendix A. In the alternative, the Administrator or its designee may prescribe other procedures for exercise of your Option. If any law or regulation requires the Company to take any action with respect to the shares specified in such notice, the time for delivery thereof, which would otherwise be as promptly as possible, shall be postponed for the period of time necessary to take such action. You shall have no rights of a shareholder with respect to shares of Common Stock subject to your Option unless and until such time as your Option has been exercised and ownership of such shares of Common Stock has been transferred to you.

5.	Satisfaction of Grant Price

(a)	Payment of Cash or Common Stock. Your Option may be exercised by payment in cash (including check, bank draft, money order or wire transfer payable to the Company), in Common Stock, in a combination of cash and Common Stock or in such other manner as the Administrator in its discretion may provide.

(b)	Payment of Common Stock. The Fair Market Value of any shares of Common Stock tendered as all or part of the Grant Price shall be determined as provided in the Plan. The certificates evidencing shares of Common Stock tendered must be duly endorsed or accompanied by appropriate stock powers. Only stock certificates issued solely in your name may be tendered in exercise of your Option. Fractional shares may not be tendered in satisfaction of the Grant Price; any portion of the Grant Price which is in excess of the aggregate Fair Market Value of the number of whole shares tendered must be paid in cash. If a certificate tendered in exercise of the Option evidences more shares than are required pursuant to the immediately preceding sentence for satisfaction of the portion of the Grant Price being paid in Common Stock, an appropriate replacement certificate will be issued to you for the number of excess shares.

(c)	Broker-Assisted Exercise. At your request or the request of another person entitled to exercise this Option, and to the extent permitted by applicable law, the Administrator in its discretion may selectively approve “cashless exercise” arrangements with a brokerage firm under which such brokerage firm, on behalf of you or such other person exercising the Option, shall pay to the Company or its designee the Grant Price of the Option or of the portion being exercised, and the Company or its designee, pursuant to an irrevocable notice from you or such other person exercising the Option, shall promptly deliver the shares being purchased to such firm.

6.	Termination of Service

(a)	General. The following rules apply to your Option in the event of your death, disability or other termination of service as a Director.

(i) Death or Disability. If your service terminates by reason of death or disability, your Option will become fully vested and exercisable and will remain exercisable until the first to occur of (A) in the event of your termination due to disability, 180 days after the date of your termination, (B) in the event of your termination due to death, one year after the date of your death or (C) the Expiration Date.

(ii) Failure to be Re-Elected or Re-nominated; Termination at the Request of the Board of Directors. If your service is terminated because (A) you fail to be re-elected or re-nominated for service as a Director for any reason other than cause (as determined by the Administrator) or (B) you resign as a Director at the request of the Board of Directors based upon a determination made by the Board of Directors, in its sole discretion, that your resignation would be in the best interests of the Company, your Option will become fully vested and exercisable and will remain exercisable until the first to occur of (X) 30 days following your last day in the capacity of a Director, or (Y) the Expiration Date.

(iii) Other Termination of Service. If your service as a Director terminates for any reason other than those provided in clauses (i) and (ii) above, your Option will terminate 30 days after your termination of service. Following the termination of your service, no additional portions of your Option will become vested and exercisable, and your Option will be limited to the number of shares of Common Stock which you were entitled to purchase under the Option on the date of the termination of your service.

(iv) Adjustments by the Administrator. The Administrator may, in its sole discretion, exercised before or after your termination of service, declare all or any portion of your Option immediately vested and exercisable and/or permit all or any part of your Option to remain exercisable for such period designated by it after the time when the Option would have otherwise terminated as provided in the applicable portion of this Paragraph 6(a), but not beyond the Expiration Date of your Option.

(b)	Administrator Determinations. The Administrator shall have absolute discretion to determine the date and circumstances of termination of your service, and its determination shall be final, conclusive and binding upon you.

7.	Restrictions on Resale

There are no restrictions imposed by the Plan on the resale of shares of Common Stock acquired under the Plan. However, under the provisions of the Securities Act of 1933 (the ”Securities Act”) and the rules and regulations of the Securities and Exchange Commission (the “SEC”), resales of shares acquired under the Plan by certain officers and directors of the Company who may be deemed to be “affiliates” of the Company must be made pursuant to an appropriate effective registration statement filed with the SEC, pursuant to the provisions of Rule 144 issued under the Securities Act, or pursuant to another exemption from registration provided in the Securities Act. At the present time, the Company does not have a currently effective registration statement pursuant to which such resales may be made by affiliates. There are no restrictions imposed by the SEC on the resale of shares acquired under the Plan by persons who are not affiliates of the Company. However, the timing of sales of shares may be restricted by applicable law, and the Company may, from time to time, adopt policies regarding timing of sales of shares by employees.

If you have any questions regarding your Option or would like to obtain additional information about the Plan or the Administrator, please contact the Senior Vice President, Administration or the General Counsel of the Company, Westlake Chemical Corporation, 2801 Post Oak Boulevard, Suite 600, Houston, Texas 77056 (telephone (713) 960-9111). Your Award Letter and this Appendix A contain the formal terms and conditions of your award and accordingly should be retained in your files for future reference.